                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 E-Loan, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  E-LOAN, INC.
                                5875 ARNOLD ROAD
                            DUBLIN, CALIFORNIA 94568
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 14, 2000

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of E-LOAN, Inc., a Delaware corporation, (the "Company"), will be held on June 14, 2000, at 3:00 p.m., local time, at the Courtyard by Marriott, located at 5059 Hopyard Road, Pleasanton, California 94588 for the following purposes:

     1. To elect two (2) Class I directors to hold office for a term ending in 2003 and until their successors are elected.

     2. To approve an amendment to the Company's Restated Certificate of Incorporation (a) to increase the authorized number of shares of Common Stock from 70,000,000 to 150,000,000, (b) to permit actions of the stockholders to be taken by written consent, and (c) to permit the Board of Directors of the Company to determine the number of directors pursuant to the Company's Restated Bylaws.

     3. To approve the issuance of the Company's Common Stock to investors and of the issuance of warrants to a strategic partner, which could potentially equal approximately 30.3% of the Company's Common Stock.

     4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

     5. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 21, 2000 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          /s/ FRANK SISKOWSKI
                                          --------------------------------------
                                          Frank Siskowski
                                          Secretary

Dublin, California
May 14, 2000

                                  E-LOAN, INC.
                                5875 ARNOLD ROAD
                            DUBLIN, CALIFORNIA 94568
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of E-LOAN, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on June 14, 2000, at 3:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Courtyard by Marriott, located at 5059 Hopyard Road, Pleasanton, California 94588.

     The Company intends to mail these proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended December 31, 1999, including financial statements, on or about May 15, 2000.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record at the close of business on April 21, 2000, are entitled to notice of and to vote at the meeting. At the record date, 42,034,265 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding. No shares of the Company's Preferred Stock are outstanding.

REVOCABILITY OF PROXIES

     Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company at the Company's principal executive address a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Each holder of record of Common Stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. All properly executed proxies that are not revoked will be voted at the meeting in accordance with the instructions contained therein. Proxies containing no instructions regarding the proposals specified in the form of proxy will be voted FOR approval of all proposals in accordance with the recommendation of the Company's Board of Directors.

     The Company will bear the cost of soliciting proxies. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received by the Company no later than December 31, 2000, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000, Class II, whose term will expire at the annual meeting of stockholders to be held in 2001, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. At each annual meeting of stockholders, one class is elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates. A director elected to fill a vacancy (including a vacancy created by an increase in the Board of Directors) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified.

NOMINEES

     Two Class I directors are to be elected to the Board at the Annual Meeting, each to serve until the annual meeting of stockholders to be held in 2003 and until his successor has been elected and qualified, or until his earlier death, resignation or removal. Both nominees are currently directors of the Company.

     Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon election of directors under Delaware law. If any nominee unexpectedly is unavailable for election, these shares will be voted for the election of a substitute nominee proposed by management. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them as will ensure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. In any event, the proxy holders cannot vote for more than two duly nominated persons. If a quorum is present and voting the two nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes are not counted in the election of directors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                   VOTING "FOR" THE NOMINEES SET FORTH BELOW

     The following table sets forth certain information regarding the Company's directors and nominees.

                                                                                            DIRECTOR
                     NAME                       AGE        POSITION WITH THE COMPANY         SINCE
                     ----                       ---        -------------------------        --------
Class I Nominees to be Elected at the Annual Meeting
Ira M. Ehrenpreis.............................  31    Director                                1998
Wade Randlett.................................  35    Director                                1997
Class II Directors Whose Terms Expire At The 2001 Annual Meeting Of Stockholders
Timothy Koogle................................  47    Director                                1998
Robert C. Kagle...............................  44    Director                                1998
Class III Directors Whose Terms Expire at the 2002 Annual Meeting of Stockholders
Chris Larsen..................................  38    Chief Executive Officer and Director    1996
Janina Pawlowski..............................  38    Chairman of the Board of Directors      1996
Kenneth D. Lewis..............................  53    Director                                1999

     Set forth below is biographical information for each person nominated and each director whose term of office will continue after the Annual Meeting.

     Ira M. Ehrenpreis. Mr. Ehrenpreis has served as a Director of the Company since January 1998. Since 1996, Mr. Ehrenpreis has been a General Partner of TPW Management V, L.P., General Partner of Technology Partners Fund V, L.P., Managing Director of TP Management VI, L.L.C., and the General

Partner of Technology Partners Fund VI, L.P. Mr. Ehrenpreis holds J.D. and M.B.A. degrees from Stanford University and a B.A. degree from the University of California, Los Angeles.

     Wade Randlett. Mr. Randlett has served as a Director of the Company since June 1997. Mr. Randlett has been a co-founder and Vice President of internet startup RedGorilla Inc., where he is also a Board member, since 1999. Prior to RedGorilla, Mr. Randlett was an executive with Technology Network of Palo Alto. Mr. Randlett has been the Political Director of TechNet since February 1997. From November 1992 until February 1997, Mr. Randlett was self-employed as a Policy Consultant. Mr. Randlett holds a B.S. degree from Princeton University.

     Timothy Koogle. Mr. Koogle has served as a Director of the Company since September 1998. Mr. Koogle has been the Chief Executive Officer of Yahoo! Inc. and a member of its Board of Directors since August 1995. He has also been Yahoo!'s Chairman since January 1999, and was its President from August 1995 until January 1999. Prior to joining Yahoo!, Mr. Koogle was President of Intermec Corporation, a manufacturer of data collection and data communication products, from 1992 to 1995. During that time, he also served as a corporate Vice President of Intermec's parent company, Western Atlas. Mr. Koogle holds a B.S. degree from the University of Virginia and an M.S. degree from Stanford University.

     Robert C. Kagle. Mr. Kagle has served as a Director of the Company since January 1998. Mr. Kagle has been a member of Benchmark Capital Management Co., L.L.C., since its founding in May 1995 and a General Partner of Technology Venture Investors since January 1984. Mr. Kagle is also a director of eBay Inc., a leading online trading community. Mr. Kagle holds a B.S. degree from the General Motors Institute (renamed Kettering University in January 1998) and an M.B.A. degree from Stanford University.

     Chris Larsen. Mr. Larsen co-founded the Company in August 1996 and has served as its Chief Executive Officer since June 1998. From August 1996 to June 1998, Mr. Larsen served as the Company's President. Mr. Larsen has been a Director of the Company since its incorporation in August 1996. From October 1992 to August 1996, Mr. Larsen was the President of Palo Alto Funding Group, the mortgage brokerage he co-founded in 1992 and the Company's predecessor company. Mr. Larsen holds an M.B.A. degree from Stanford University and a B.S. degree from San Francisco State University.

     Janina Pawlowski. Ms. Pawlowski co-founded the Company in August 1996 and has served as its Chairman since October 1999. From June 1998 to October 1999, Ms. Pawlowski served as the Company's President, and from August 1996 to June 1998, Ms. Pawlowski served as its Chief Executive Officer. Ms. Pawlowski has been a Director of the Company since its incorporation in August 1996. From October 1992 to August 1996, Ms. Pawlowski was the Chief Executive Officer of the Palo Alto Funding Group, the mortgage brokerage she co-founded in 1992 and the Company's predecessor company. Ms. Pawlowski holds an M.B.A. degree from the University of Rochester and a B.S. degree from Cornell University.

     Kenneth D. Lewis. Mr. Lewis has served as a Director of the Company since December 1999. Mr. Lewis has been President and Chief Operating Officer of Bank of America Corporation since January 1999 and Chief Operating Officer and a member of the Board of Directors of Bank of America Corporation since October 1999. Mr. Lewis has also served as President of Bank of America Corporation's predecessor, NationsBank from 1990 to 1999. Mr. Lewis joined NCNB (predecessor to NationsBank and BankAmerica) in 1969 as a credit analyst in Charlotte and served as a corporate banking officer and Western Area director in the U.S. Department before being named manager of NCNB's International Banking Corporation in New York in 1977. In 1979, Mr. Lewis was named Senior Vice President and manager of the bank's U.S. Department. He became executive for the U.S. Division the following year. Mr. Lewis was named Middle Market Group executive in 1983 when the group was created and was responsible for expanding and improving service to middle market companies throughout the Southeast. He was named President of the company's Florida bank in 1988. From 1988 to 1990, he served as President of the company's Texas bank.

BOARD MEETINGS AND COMMITTEES

     During 1999, the Board of Directors of the Company held a total of 8 meetings and no Director attended fewer than 87.5% of the meetings of the Board of Directors or its committees upon which such Director served. Currently, the Board of Directors has a standing Audit Committee and a standing Compensation Committee. There is no nominating committee or any committee performing similar functions.

     The Audit Committee's function is to recommend the engagement of the Company's independent auditor, review and approve services performed by such auditors, and review and evaluate the Company's internal accounting procedures. The Audit Committee, which currently consists of Mr. Ehrenpreis, Mr. Kagle and Mr. Koogle, did not meet during the last fiscal year.

     The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all executive officers of the Company, administers the Company's stock option plan, establishes and reviews general policies relating to the compensation and benefits of the Company's employees and performs such other functions regarding compensation as the Board may delegate. No interlocking relationships exist between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past. The Compensation Committee, which currently consists of Mr. Ehrenpreis, Mr. Kagle and Mr. Koogle, met one time during the year.

COMPENSATION OF DIRECTORS

     Employee Director Compensation. Directors who are also employees of the Company receive no fees for services provided in that capacity, but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. See "EXECUTIVE COMPENSATION."

     Non-Employee Director Compensation. Directors who are not employees of the Company are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and its committees. In connection with their services to the Company, non-employee directors are also entitled to participate in the Company's 1997 Stock Plan.

     Initial options granted under this plan have terms of ten years and typically the shares underlying the option vest over four years at the rate of 25% on the one-year anniversary date, with the remaining shares vesting monthly in equal increments over the remaining three years. The exercise price of each option granted typically equals 100% of the fair market value of the Common Stock, based on the closing price of the Common Stock as reported on the NASDAQ National Market on the date of grant.

     No Directors received stock option grants during Fiscal 1999.

                                   PROPOSAL 2

        PROPOSED AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors is presenting for approval by the stockholders an amendment to the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock, $0.001 par value, from 70,000,000 to 150,000,000. The Board adopted a resolution to amend the first paragraph of
ARTICLE IV of the Company's Restated Certificate of Incorporation to read in its entirety as follows:

          The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the corporation is authorized to issue is 155,000,000 shares. The number of shares of Common Stock authorized is 150,000,000. The number of shares of Preferred Stock authorized is 5,000,000.

     The additional shares of Common Stock would have rights identical to the currently outstanding Common Stock. Adoption of the proposed amendment and any issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for the effects incidental to increasing the outstanding number of shares of the Common Stock, such as dilution of the earnings per share and voting rights of current holders of Common Stock. In addition to the 42,034,265 shares of Common Stock outstanding at April 21, 2000, the Company has reserved 13,600,000 shares for issuance upon the exercise of options and rights granted under the Company's stock option and stock purchase plans, and 75,000 warrants exercisable for Common Stock. Currently, there are no shares of Preferred Stock outstanding.

     The Board believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board to be necessary or desirable. These purposes may include, without limitation: expanding the Company's business or product lines through the acquisition of other businesses or products; establishing strategic relationships with other companies; raising capital through the sale of Common Stock; and attracting and retaining valuable employees by providing equity incentives. In addition to the shares reserved for issuance as set forth above, the Company has entered into a Securities Purchase Agreement and a Marketing Agreement pursuant to which the Company would issue 10,666,664 shares of Common Stock and 13,100,000 warrants exercisable into Common Stock. See PROPOSAL 3.

     The additional shares of Common Stock to be authorized by this proposal could be issued in the future by the Board in ways that would make more difficult a change in control of the Company such as through a private sale to purchasers allied with management which would dilute the stock ownership of the person seeking to gain control of the Company. The issuance of additional Common Stock could have a dilutive effect on earnings per share and on the equity and voting rights of the present holders of Common Stock. This proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any effort by any person or group to obtain control of the Company.

     The Board of Directors has also adopted, subject to stockholder approval, an amendment to ARTICLE XI of the Company's Restated Certificate of Incorporation to read in its entirety as follows:

          The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article IX, Article X or Article XII of this Restated Certificate of Incorporation or Sections 2.3 (Special Meeting), 2.4 (Notice of Stockholders' Meeting), 2.5 (Advanced Notice of Stockholder Nominees and Stockholder Business), or 2.10 (Voting).

     Prior to its amendment, ARTICLE XI prohibited the stockholders of the corporation from taking any action except at an annual or special meeting, including actions by written consent. In addition, the prior ARTICLE XI required 66 2/3% of the outstanding voting securities to amend, repeal or modify Section
2.12 and Section 3.2 of the Company's Bylaws, which respectively relate to stockholder actions by written consent and to the Company's number of directors.

     The Board of Directors believes that it is desirable to maintain the Company's flexibility in conducting and approving certain corporate actions through stockholder written consent. Further, the Board believes that it is in the best interests of the Company and its stockholders for the Board to determine the number of Directors without having to obtain a two-thirds shareholder approval.

     The affirmative vote of the holders of a majority of the shares of Common Stock will be required to approve these amendments to the Restated Certificate of Incorporation. The directors and executive officers and the entities they control are expected to vote in favor of PROPOSAL 2. If these amendments to increase the authorized number of shares of Common Stock is approved by the stockholders, it will become effective when the Company files a Certificate of Amendment of its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2

                                   PROPOSAL 3

    APPROVAL OF THE ISSUANCE OF COMMON STOCK AND WARRANTS TO INVESTORS AND A STRATEGIC PARTNER WHICH COULD POTENTIALLY EQUAL APPROXIMATELY 30.3% OF THE
                             COMPANY'S COMMON STOCK

GENERAL

     Management seeks stockholder approval of the issuance of Common Stock to investors and of the issuance of warrants to a strategic partner which could potentially equal approximately 30.3% of the

Company's Common Stock. Management considers the proceeds from the Common Stock offering to be necessary for the implementation by the Company of its business plan. The Company's management and Board of Directors has carefully reviewed the Company's financial condition, the need for additional capital, other sources of financing and the terms of the offering. It has also consulted with Goldman, Sachs & Co., its investment banker. Based on these factors and the advice it has received, the Board believes that the terms of the Common Stock offering are the best available alternative, commercially reasonable and in the best interest of the Company and its stockholders. The Company has also reviewed the desirability of establishing a strategic partner relationship with Charles Schwab & Co., Inc., a leading investment brokerage firm in the United States. The Board believes that the issuance of warrants in connection with the establishment of such relationship, as described below, was a major inducement to the partner to enter into the relationship and is in the best interests of the Company and its stockholders.

THE AGREEMENTS

     On April 25, 2000 the Company entered into a Securities Purchase Agreement with six institutional investors, including two current investors. Pursuant to the Agreement, the Company agreed to sell, subject to the approval of its stockholders, an aggregate of 10,666,664 shares of its Common Stock at a purchase price of $3.75 per share (the "Private Placement"). On April 24, 2000, the closing price of the Company's Common Stock on the NASDAQ National Market was $4.0625 per share. The aggregate gross proceeds to be received from the sale will be $40,000,000. The Company expects to pay a fee to Goldman, Sachs & Co. in connection with the Private Placement. The purchasers and the number of shares to be purchased are as follows: The Charles Schwab Corporation (2,666,666 shares) shares; Abbey National Treasury Services plc (2,666,666 shares); Financial Technology Ventures L.P. (95,200 shares); Financial Technology Ventures (Q) L.P. (2,571,466 shares); Benchmark Capital Partners IV, L.P. (1,333,333 shares); and Technology Partners Fund VI, L.P. (1,333,333 shares). The Company has agreed to register these shares for resale under applicable securities laws.

     On April 25, 2000 the Company also entered into a Marketing Agreement with Charles Schwab & Co., Inc. ("Schwab"), an affiliate of The Charles Schwab Corporation, pursuant to which Schwab has agreed to provide certain marketing services to the Company including the development of a co-branded website on which the Company will offer its services to Schwab's customers. In additional to certain cash payments to be made by the Company to Schwab pursuant to the Marketing Agreement, the Company has also agreed to issue to Schwab a total of
13.1 million warrants to purchase Common Stock in two tranches (the "Marketing Agreement Warrants"). The first tranche of 6.5 million warrants have a three year term and are exercisable at a $3.75 per share. The second tranche consists of 6.6 million warrants with a three and a quarter year term and are exercisable at $15.00 per share. The Company has agreed to register for resale under the applicable securities laws the shares issuable upon the exercise of the warrants.

POTENTIAL DILUTION TO CURRENT STOCKHOLDERS

     The following chart sets forth the potential dilution to the Company's stockholders which could result from the issuance of the securities described in this Proposal 3:

                                                                         POTENTIAL DILUTION
                                                              ----------------------------------------
                                                                                 PERCENT OF BENEFICIAL
                                                                                 OWNERSHIP AFTER STOCK
                                                              NUMBER OF SHARES         ISSUANCE
                                                              ----------------   ---------------------
Shares of Common Stock issued and outstanding as of April
  21, 2000..................................................     42,034,265              53.7%
Shares of Common Stock as of April 21, 2000 reserved for
  issuance under option, stock purchase plan and warrant
  agreements, excluding the Marketing Agreement Warrants....     12,500,787              16.0%
Shares of Common Stock issuable pursuant to the Private
  Placement and the Marketing Agreement Warrants............     23,766,664              30.3%
Total.......................................................     78,301,716               100%

     The total number of shares in the dilution table includes as of April 21, 2000: 42,034,265 shares of Common Stock issued and outstanding; 2,481,174 options available for grant under the Company's 1997 Stock Plan; 1,461,509 shares of Common Stock available under the Company's 1999 Employee Stock Purchase Plan; 75,000 warrant shares convertible into Common Stock pursuant to an existing agreement; 10,666,664 shares of Common Stock issuable under pursuant to the Private Placement; and 13,100,000 warrant shares convertible in Common Stock pursuant to the Marketing Agreement.

     If all of the shares that are reserved for issuance under the Company's stock option, stock purchase, and warrant agreements are issued and the Company issues all shares issuable pursuant to the Private Placement and Marketing Agreement Warrants, approximately 47.2% of the Company's Common Stock will be held by the investors participating in the Private Placement, including shares currently held, of which the percentage ownership of The Charles Schwab Corporation and its affiliates would be approximately 20.1%, the percentage ownership of entities affiliated with Benchmark Capital would be approximately 13.2%, and the percentage ownership of entities affiliated with Technology Partners would be approximately 7.7%. If none of such options and warrants are exercised and no additional shares are issued under the stock purchase plan, and all of the Marketing Agreement Warrants are fully exercised, the percentage beneficial ownership of the investors under the Private Placement would be approximately 57.0% of which the percentage beneficial ownership of The Charles Schwab Corporation and its affiliates would be approximately 23.9%, the percentage ownership of entities affiliated with Benchmark Capital would be approximately 15.7%, and the percentage ownership of entities affiliated with Technology Partners would be approximately 9.2%.

  Reasons for the Transactions

     The aggregate gross proceeds from the Private Placement will be approximately $40,000,000. The principal uses of the proceeds will be used for working capital and general corporate purposes. The Company has considered its financial condition, the need for additional capital and the terms of the Private Placement. The Company has also considered external factors in entering into the Private Placement, including the recent market volatility for small technology, particularly Internet stocks. The Company believes that obtaining additional capital at this time and on the terms agreed upon are in the best interests of the Company will allow the Company to implement its business plan to brand the E-LOAN name.

     The Company's business strategy is to be the leading internet-based provider of consumer loans. As part of that strategy the Company has focused on becoming the first national multi-source lender with a widely recognized brand name. In addition to traditional advertising efforts, the Company has entered into partnering agreements with many leading online companies to promote its mortgage and auto offerings. The Company believes that the establishment of a partnering arrangement with Charles Schwab & Co., Inc. is a very desirable expansion of these relationships. Schwab is a leading nationwide brokerage firm with over 6.9 million active accounts, of which 3.7 million are active online investors. Through a co-branded website to be developed by the Company and Schwab, the Company's expects to obtain access to Schwab's customer base and to further expand the public awareness of the Company's E-LOAN brand. The Company believes that its agreement to issue the Marketing Agreement Warrants was a significant inducement to Schwab to enter into the Marketing Agreement and that these warrants, together with the investment to be made by The Charles Schwab Corporation, pursuant to the Private Placement, will create a long term relationship beneficial to the Company.

     The Company's stockholders are being asked to approve the issuance of the Common Stock, the Marketing Agreement Warrants and the shares of Common Stock issuable upon exercise of the Marketing Agreement Warrants pursuant to NASDAQ listing maintenance rules. The affirmative vote of the holders of a majority of shares of Common Stock present at the Annual Meeting of Stockholders, in person or by proxy, is required to approve PROPOSAL 3.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3

                                   PROPOSAL 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 2000. PricewaterhouseCoopers LLP has audited the Company's financial statements since fiscal 1999, including those required for its initial public offering in June 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

     The affirmative vote of the holders of a majority of the shares of Common Stock voting in person or by proxy on this proposal is required to ratify the appointment of the independent auditors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE
         RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
              AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL
                         YEAR ENDING DECEMBER 31, 2000.

                 SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of April 21, 2000, by (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers during the year ended December 31, 1999, (collectively, the "Named Officers"), (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

                                                               SHARES BENEFICIALLY
                                                                    OWNED (1)
                                                              ---------------------
                      BENEFICIAL OWNER                          NUMBER      PERCENT
                      ----------------                        ----------    -------
Benchmark Capital Partners II L.P.(2).......................   9,031,534     21.49%
  Robert C. Kagle
Entities affiliated with SOFTBANK(3)........................   5,437,797     12.94%
Entities affiliated with Technology Partners(4).............   4,732,070     11.26%
  Ira M. Ehrenpreis
Chris Larsen(5).............................................   3,672,153      8.74%
Janina Pawlowski(6).........................................   3,672,303      8.74%
Bank of America Auto Finance Corp.(7).......................   2,321,555      5.52%
  Kenneth Lewis
Yahoo, Inc.(8)..............................................     971,607      2.31%
  Timothy Koogle
Harold "Pete" Bonnikson(9)..................................     356,518         *
Joseph Kennedy(10)..........................................     236,827         *
Frank Siskowski(11).........................................     152,544         *
Steven Majerus(12)..........................................     142,429         *
Wade Randlett(13)...........................................      16,125         *
All directors and executive officers as a group (22
  persons)..................................................  31,658,332     75.32%

---------------
  *  Represents less than one percent of the outstanding Common Stock.

 (1) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16(a) and information made known to the company. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 21, 2000 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 42,034,265 shares of Common Stock outstanding as of April 21, 2000.

 (2) Consists of 3,910 shares held directly by Mr. Kagle and 9,027,624 shares held of record by Benchmark Capital Partners II L.P. Mr. Kagle, a Director of the Company, is a member of Benchmark Capital Management Co., L.L.C., the general partner of Benchmark Capital Partners II, L.P. and disclaims beneficial ownership of the shares held by Benchmark Capital Partners II, L.P. except to the extent of his proportionate partnership interest therein. The address for Robert Kagle is Benchmark Capital Management Co. II, L.L.C., 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

 (3) Consists of 3,514,776 shares held of record by Softbank America, 36,150 shares held of record by Softbank Technology Advisors Fund, LP, and 1,886,871 shares held of record by Softbank Technology Ventures IV, LP. The address for the SOFTBANK entities is 300 Delaware Ave., Ste. 900, Wilmington, DE 19801.

 (4) Consists of 2,461,440 shares held of record by Technology Partners Fund VI, L.P. and 2,270,630 shares held of record by Technology Partners Fund V, L.P. Mr. Ehrenpreis, a director of the Company, is a general partner of TPW Management V, managing member of TP Management VI, L.L.C., the general partner of Technology Partners Fund VI, L.P. and disclaims beneficial ownership of the shares held by Technology Partners Fund VI, L.P. and Technology Partners Fund V, L.P. except to the extent of his proportionate partnership interest therein. The address for Mr. Ehrenpreis is Technology Partners, 1550 Tiburon Boulevard, Suite A, Belvedere, CA 94920.

 (5) Includes 150,000 shares held of record by the Larsen Trust. Also includes 315,459 and 378,549 shares that are pledged to Yahoo, Inc. and Sequoia Capital, respectively, to secure $2,142,857 in full recourse loans made to Mr. Larsen pursuant to separate Loan and Pledge Agreements between Mr. Larsen and these entities. The address for Mr. Larsen is E-LOAN, Inc., 5875 Arnold Road, Dublin, CA 94568.

 (6) Includes 150,000 shares held of record by the Pawlowski Trust. Also includes 315,459 and 378,549 shares that are pledged to Yahoo, Inc. and Sequoia Capital, respectively, to secure $2,142,857 in full recourse loans made to Ms. Pawlowski pursuant to separate Loan and Pledge Agreements between Ms. Pawlowski and these entities. The address for Ms. Pawlowski is E-LOAN, Inc. 5875 Arnold Road, Dublin, CA 94568.

 (7) Consists of 2,321,555 shares held of record by Bank of America Auto Finance Corp. Mr. Lewis, a Director of the Company, is President and Chief Operating Officer of Bank of America Corporation and disclaims beneficial ownership of the shares held by Bank of America Auto Finance Corp whose address is 1351 Town Center Drive, Las Vegas, NV 89144-6366.

 (8) Consists of 971,607 shares held of record by Yahoo! Inc. Excludes 315,459 shares beneficially owned by Chris Larsen and pledged to Yahoo! Inc. pursuant to a Loan and Pledge Agreement between Yahoo! Inc. and Mr. Larsen. Excludes 315,459 shares beneficially owned by Janina Pawlowski and pledged to Yahoo! Inc. pursuant to a Loan and Pledge Agreement between Yahoo! Inc. and Ms. Pawlowski. Mr. Koogle, a Director of the Company, is Chief Executive Officer and Chairman of the Board of Yahoo! and disclaims beneficial ownership of the shares held by Yahoo!

 (9) Includes 120,302 shares owned directly, 231,716 shares issuable upon the exercise of stock options , and 4,500 shares held in the name of Mr. Bonnikson's spouse and children to which Mr. Bonnikson disclaims any beneficial ownership.

(10) Consists of 1,229 shares owned directly, 1,000 shares held in trust for the benefit of Mr. Kennedy, and 233,598 shares issuable upon the exercise of stock options Also includes 1,000 shares held by the spouse of Mr. Kennedy to which Mr. Kennedy disclaims any beneficial ownership.

(11) Represents 152,544 shares issuable upon the exercise of stock options.

(12) Includes 93,667 shares owned directly, 48,562 shares issuable upon the exercise of stock options exercisable, and 200 shares held in the name of Mr. Majerus' son to which Mr. Majerus disclaims any beneficial ownership.

(13) Includes 9,250 shares owned directly and 6,875 shares issuable upon the exercise of stock options.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table shows certain compensation information for each person who served as Chief Executive Officer during the year and the other most highly compensated executive officers whose aggregate compensation exceeded $100,000 for services rendered in all capacities during fiscal year 1999 (collectively referred to as the "Named Executive Officers"). Compensation data is shown for the years ended December 31, 1997, 1998 and 1999. This information includes the dollar value of base salaries, bonus awards, the number of stock options granted, and certain compensation, if any, whether paid or deferred.

                                                                           LONG-TERM
                                                                      COMPENSATION AWARDS
                                                                    -----------------------
                                                                                   NUMBER
                                            ANNUAL COMPENSATION     RESTRICTED   OF SHARES
                                          -----------------------     STOCK      UNDERLYING    ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR   SALARY    BONUS      AWARDS      OPTIONS     COMPENSATION
      ---------------------------         ----   -------   ------   ----------   ----------   ------------
Chris Larsen............................  1999   125,000       --      --              --
  Chief Executive Officer;                1998   129,807       --      --              --
  Director of the Board                   1997    20,115       --      --              --
Janina Pawlowski(1).....................  1999   125,000       --      --              --
  Chairman of the Board                   1998   129,808       --      --              --
                                          1997    47,395       --      --              --
Joseph Kennedy(2).......................  1999   160,000       --      --         747,519         99,297
  President and Chief                     1998        --       --      --              --
  Operating Officer                       1997        --       --      --              --
Frank Siskowski.........................  1999   170,000       --      --              --
  Chief Financial Officer,                1998    29,423       --      --         385,377
  Secretary                               1997        --       --      --              --
Harold "Pete" Bonnikson(3)..............  1999   144,808       --      --         654,261
  Senior Vice President                   1998        --       --      --              --
  of Operations                           1997        --       --      --              --
Steven Majerus..........................  1999   135,000   28,700      --          75,000
  Vice President,                         1998   115,773   47,336      --         225,000
  Secondary Marketing                     1997        --       --      --              --

---------------
(1) Ms. Pawlowski served as the President of the Company through October 27,
    1999.

(2) Mr. Kennedy was appointed Senior Vice President of Marketing and Business Development on February 22, 1999. He was appointed to his current positions on October 28, 1999. Pursuant to his Employment Agreement, Mr. Kennedy was reimbursed for expenses incurred in his relocation in addition to receiving options exercisable for the Company's Common Stock .

(3) Mr. Bonnikson was appointed Vice President, Secondary Marketing on January 13, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 1999. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                                                                                         ANNUAL RATES OF
                                                                                                           STOCK PRICE
                                                   % OF TOTAL OPTIONS                                     APPRECIATION
                               NUMBER OF SHARES        GRANTED TO                                      FOR OPTION TERM(3)
                              UNDERLYING OPTIONS      EMPLOYEES IN      EXERCISE PRICE   EXPIRATION   ---------------------
            NAME                  GRANTED(1)         FISCAL YEAR(2)       PER SHARE         DATE         5%         10%
            ----              ------------------   ------------------   --------------   ----------   --------   ----------
Chris Larsen................            --                  --                 --              --           --           --
Janina Pawlowski............            --                  --                 --              --           --           --
Joseph Kennedy(4)...........       747,519                15.2%             $2.00         2-22-09     $940,221   $2,382,706
Frank Siskowski.............            --                  --                 --              --           --           --
Harold "Pete"                      654,261                13.3%             $2.00         1-13-09     $822,922   $2,085,447
  Bonnikson(5)..............
Steven Majerus(4)...........        75,000                 1.5%             $2.00         2-22-09     $ 94,334   $  239,061

---------------
(1) All options were granted under the Company's 1997 Stock Plan and have exercise prices equal to the fair market value on the grant date.

(2) Based on options to purchase an aggregate of 4,961,910 shares granted in fiscal 1999.

(3) Pursuant to the rules of the Securities and Exchange Commission, the dollar amounts set forth in these columns are the result of calculations based on the set rates of 5% and 10%, and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

(4) 1/4th of the options vested on February 22, 2000 and 1/48th vest at the end of each full month thereafter.

(5) 1/4th of the options vested on January 13, 2000 and 1/48th vest at the end of each full month thereafter.

                         OPTION EXERCISES AND HOLDINGS

     The following table provides information with respect to option exercises in fiscal 1999, by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1999:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                    NUMBER OF SHARES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                                   FISCAL YEAR-END(#)           FISCAL YEAR-END($)(1)
                              SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
            NAME              ON EXERCISE(#)    REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              ---------------   ------------   -----------   -------------   -----------   -------------
Chris Larsen................          --                --            --             --              --              --
Janina Pawlowski............          --                --            --             --              --              --
Joseph Kennedy..............          --                --            --        747,519              --     $10,652,146
Frank Siskowski.............          --                --       112,401        272,976      $1,676,648     $ 4,071,892
Harold "Pete" Bonnikson.....          --                --            --        654,261              --     $ 9,323,219
Steven Majerus..............      65,625          $660,781        28,125        206,250      $  450,937     $ 3,173,125

---------------
(1) Market value of unexercised options is based on the price of the last reported sale of the Company's Common Stock on the NASDAQ National Market of $16.25 per share on December 31, 1999 (the last trading day for fiscal
    1999), minus the exercise price.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the Company's June 1999 initial public offering 5,708,066 shares of the Company's Preferred Stock owned by Mr. Bonnikson, Yahoo! Inc., and entities affiliated with Technology Partners, Benchmark Capital Partners and Softbank converted into 17,124,198 shares of the Company's Common Stock.

     In August 1999, the Company acquired Electronic Vehicle Remarketing, Inc., a Delaware corporation ("EVRI"), in a stock exchange agreement for 2.88 million shares of the Company's Common Stock. EVRI has conducted its Internet-based automobile finance business under the name carfinance.com. Eighty percent of the outstanding shares of EVRI were owned by a subsidiary of Bank of America Corporation. The amount of consideration was determined by arms-length negotiations between the Registrant and the stockholders of EVRI (primarily Bank of America). In addition, the Company entered into a broad strategic alliance with Bank of America, and its President, Mr. Lewis, joined the Company's Board of Directors upon completion of the transaction.

     In December 1997, the Company entered into an agreement with Yahoo! Inc., under which the Company became the exclusive provider of mortgage related information on the "Yahoo! Loan Center" website and the Company and Yahoo! will conduct joint marketing activities. In September 1998, the Company entered into a subsequent agreement with Yahoo! which became effective upon the expiration of the December 1997 agreement, under which the Company would continue to be the exclusive provider of mortgage related information on the "Yahoo! Loan Center" website and the Company and Yahoo! would continue to conduct joint marketing activities through February 2000. In March 1999 and October 1999, the parties extended the term of this agreement through April 2001. Pursuant to the agreement, the Company is required to pay a slotting fee plus click-through fees to Yahoo! Timothy Koogle, a Director of the Company, is the Chief Executive Officer and Chairman of the Board of Yahoo!

     There currently exists the following family relationships among the directors, officers or key employees of the Company: Steve Majerus, a Named Executive officer, is the son of Frank Majerus, a Treasury Analyst for the Company, and is the brother of Robert Majerus, Loan Servicing Manager for the Company.

            COMPENSATION COMMITTEE REPORT OF THE BOARD OF DIRECTORS

     This report is provided by the Compensation Committee of the Board of Directors (the "Committee") to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of the Company's Chief Executive Officer and other executive officers. The Committee, made up of non-employee Directors, is responsible for establishing and administering the Company's executive compensation program.

     The Committee is responsible for reviewing the compensation and benefits for the Company's executive officers, as well as supervising and making recommendations to the Board on compensation matters generally. The Committee also administers the Company's stock option and purchase plans and makes grants to executive officers under the Company's 1997 Stock Plan.

COMPENSATION POLICIES

     The Board's compensation philosophy is to provide cash and equity incentives to the Company's executive officers and other employees to attract highly qualified personnel in order to maintain the Company's competitive position. The Board's compensation program goals are to: attract, retain and motivate qualified executive officers and employees who contribute to the Company's long-term success; align the compensation of executive officers with the Company's business objectives and performance; and align incentives for executive officers with the interests of stockholders in maximizing value.

COMPENSATION COMPONENTS

     The compensation for executive officers generally consists of salary and stock option awards.

     Base Salary. The salaries of each of the executive officers of the Company are generally based on salary levels of similarly sized companies. The Committee reviews generally available surveys and other published compensation data. The compensation of the executive officers, including the Chief Executive Officer, are generally reviewed annually by the Committee and/or the Board and adjusted on the basis of performance, the Company's results for the previous year and competitive conditions.

     Bonuses. There is no bonus plan in place for officers at this time.

EQUITY-BASED COMPENSATION

     1999 Employee Stock Purchase Plan. The Company's 1999 Employee Stock Purchase Plan ("1999 Purchase Plan") was adopted by the Board of Directors in March 1999 and approved by the stockholders in April 1999. A total of 1,500,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan, plus annual increases at the Board's discretion on the first day of the Company's fiscal year beginning in or after 2000 equal to the lesser of 1,500,000 shares, 2% of the then outstanding shares, or a lesser amount determined by the Board. No increase had been approved by the Board as of the record date. In fiscal year 1999, 38,491 shares were issued pursuant to the 1999 Purchase Plan, leaving 1,461,509 shares available to be issued.

     Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, to the extent any employee
(a) immediately after a grant would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company, or (b) would have rights to purchase stock under all employee stock purchase plans of the Company which exceed $25,000 worth of stock for each calendar year in which the options are outstanding, the employee may be not be granted an option to purchase stock under the 1999 Purchase Plan. The 1999 Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation". Compensation is defined as the participant's base straight time gross earnings, commissions, cash incentive payments and bonuses, but exclusive of payments for overtime, profit sharing payments, shift premium payments, non-cash compensation and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 3,750 shares.

     1997 Stock Plan. The Company's 1997 Stock Plan ("1997 Plan") provides for the granting to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). The 1997 Plan was approved by the Board of Directors in August 1997 and by the stockholders in November 1997. Since its inception, a total of 12,100,000 shares of Common Stock have been reserved for grant pursuant to the 1997 Plan, which provides for annual increases equal to the lesser of 4,500,000 shares, 4% of the then outstanding shares, or a lesser amount determined by the Board. This amount includes 1,600,000 additional shares that were approved for issuance by the Board in January 2000. As of April 21, 2000, there are 2,481,174 shares available for grant.

     The Company periodically grants to its executive officers and general employees stock options under the 1997 Plan in order to provide additional incentive for such persons. The Board believes that such incentive promotes the long-term interests of the Company's stockholders. Options generally vest over a four-year period to encourage option holders to continue employment with the Company. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1997 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant.

     In granting options, the Committee takes into account each individual's level of responsibility within the Company and such individuals expected future contribution, as well as the number of shares and outstanding options already held by the individual. Employees may also be entitled to receive additional option grants where the employee's job has significantly changed through growth or promotion.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The process of determining the compensation for the Company's Chief Executive Officer and the factors taken into consideration in such determination are generally the same as the process and factors used in determining the compensation of all of the executive officers of the Company. In 1999, Mr. Larsen's salary was $125,000. The Committee believes that Mr. Larsen's base salary and incentive compensation is within the range of compensation for Chief Executive Officers of other companies engaged in the on-line mortgage lending industry and is consistent with the foregoing philosophy and objectives and reflect the scope and level of his responsibilities.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Code limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such individual does not exceed $1,000,000, unless compensation is performance-based and meets certain specified conditions (including stockholder approval). Based on the Company's current compensation plans and policies and the transition rules of Section 162(m), the Company and the Board do not anticipate, for the near future, that the Company will lose any significant tax deduction for executive compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the fiscal year ended December 31, 1999, the Compensation Committee consisted of Mr. Ehrenpreis, Mr. Kagle and Mr. Koogle, none of whom is an employee of the Company. The Company is not aware of any interlocks or insider participation required to be disclosed under applicable rules of the Securities and Exchange Commission.

                                      MEMBERS OF THE COMPENSATION COMMITTEE

                                      Ira M. Ehrenpreis
                                      Robert Kagle
                                      Timothy Koogle

                               PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for E-LOAN, Inc., the NASDAQ Stock Market Index (US) and the Chase Hambrecht & Quist Internet 100 Index, which is a modified-capitalization weighted index of companies in the Internet industry, including Internet content and access providers, Internet software and services companies and e-commerce companies. The Company's shares are traded on the NASDAQ National Market System under the symbol "EELN". The graph assumes that $100 was invested in the Company's Common Stock, the NASDAQ Stock Market Index (US) and the Chase Hambrecht & Quist Internet 100 Index from the date of the Company's initial public offering, June 28, 1999, through December 31, 1999, the last trading day of the Company's 1999 fiscal year. Because the Company effected its initial public offering on June 28, 1999, the information in the graph is provided in monthly intervals. Historic stock price performance is not necessarily indicative of future stock price performance.

                 COMPARISON OF 6 MONTH CUMULATIVE TOTAL RETURN*
            AMONG E-LOAN, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                     AND THE CHASE H & Q INTERNET 100 INDEX

                               PERFORMANCE GRAPH

                                                                                  NASDAQ STOCK                 CHASE H & Q
                                                      E-LOAN, INC.                MARKET (U.S.)               INTERNET 100
                                                      ------------                -------------               ------------
6/29/99                                                  100.00                      100.00                      100.00
6/99                                                     275.45                      101.68                      108.10
7/99                                                     278.13                       99.88                       95.35
8/99                                                     203.57                      104.05                      100.38
9/99                                                     154.02                      104.14                      111.12
10/99                                                    146.88                      112.27                      122.86
11/99                                                    173.21                      125.39                      154.85
12/99                                                    116.07                      153.44                      215.11

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the "SEC"). Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon its review of copies of such forms received by it, or on written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that the following reports of Forms 3 and 4 were not timely filed: Mr. Koogle filed late one Form 4; Mr. Ehrenpreis filed late two Forms 4; Technology Partners filed late two Forms 4; Steven Spurlock filed late one Form 3 and one Form 4; Doug Galen filed late one Form 4; Mr. Larsen filed late one Form 3 and two Forms 4; Ms. Pawlowski filed late one Form 3 and two Forms 4; Mr. Kagle filed late one Form 4; Benchmark Capital Management Co. II, L.L.C. filed late one Form 4; David Beirne filed late one Form 4; Bruce Dunlevie filed late one Form 4; Gurley William filed late one Form 4; Kevin Harvey filed late one Form 4; and Andrew Rachleff filed late one Form 4.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          For the Board of Directors

                                          /s/ FRANK SISKOWSKI
                                          --------------------------------------
                                          Frank Siskowski
                                          Secretary

Dated: May 14, 2000

                                   E-LOAN, INC.
                      PROXY SOLICITED BY BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS JUNE 14, 2000

        Chris Larsen and Janina Pawlowski, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned with all powers which the undersigned would possess if personally present, to vote the securities of the undersigned at the annual meeting of shareholders of E-LOAN, INC. to be held on June 14, 2000, at 3:00 p.m., local time, at the Courtyard by Marriott, located at 5059 Hopyard Road, Pleasanton, California 94588, and at any postponements or adjournments of that meeting as set forth below, and in their discretion upon any other business that may properly come before the meeting. THE BOARD OF DIRECTORS RECOMMENDS AN AFFIRMATIVE VOTE FOR PROPOSALS ONE THROUGH FOUR:

1. To elect two (2) Class I directors to hold office for a term ending in 2003 and until their successors are elected.

        [ ] FOR all nominees listed   [ ] WITHHOLD AUTHORITY
            below                         to vote for all nominees
            (except as marked below)      listed below

            Ira M. Ehrenpreis             Wade Randlett

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE THAT NOMINEE'S NAME FROM THE LIST ABOVE:

2. To approve an amendment to the Company's Restated Certificate of Incorporation (a) to increase the authorized number of shares of Common Stock from 70,000,000 to 150,000,000, (b) to permit actions of the stockholders to be taken by written consent, and (c) to permit the Board of Directors of the Company to determine the number of directors pursuant to the Company's Restated Bylaws.

        [ ] FOR                     [ ] AGAINST                  [ ] ABSTAIN

3. To approve the issuance of the Company's Common Stock to investors and of the issuance of warrants to a strategic partner, which could potentially equal approximately 30.3% of the Company's Common Stock.

        [ ] FOR                     [ ] AGAINST                  [ ] ABSTAIN

4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

        [ ] FOR                     [ ] AGAINST                  [ ] ABSTAIN

        The undersigned hereby acknowledges receipt of (a) Notice of Annual Meeting of Shareholders to be held June 14, 2000, (b) the accompanying Proxy Statement, and (c) the annual report of the Company for the year ended December 31, 1999. If no specification is made, this proxy will be voted FOR proposals one through three.

        Date:_____________________, 2000

Please sign exactly as signature appears on this proxy card. Executors, administrators, traders, guardians, attorneys-in-fact, etc. should give their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If a partnership, please sign in partnership name by authorized person. If stock is registered in two names, both should sign.


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